Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498
	MEDIA	Jim Sabourin	423 294 6300
866 750 8686

Unum Group’s board of directors votes to increase

common stock dividend

CHATTANOOGA, Tenn. (May 21, 2015) – Unum Group (NYSE: UNM) announced today that its board of directors has authorized an increase of 12 percent in the quarterly dividend paid on its common stock. The new rate of 18.5 cents per common share, or 74 cents per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2015.

“Our business continues to generate capital on a consistent basis,” said Richard P. McKenney, president of Unum. “This enables us to again increase our common stock dividend to return a portion of our earnings to shareholders while investing in our business and markets.”

The new quarterly dividend represents a 147 percent increase from the 7.5 cents per share the company was paying in 2007 and marks the seventh consecutive year in which Unum has raised its dividend. Unum has also repurchased approximately $2.9 billion of its stock since the fourth quarter of 2007, reducing its outstanding share count by 33 percent.

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ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2014, and provided $6.7 billion in benefits.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.